Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-102552, 333-44467, 333-21989 and 333-108336), the registration statement on Form S-3D (No. 333-36029), and the registration statements on Form S-8 (Nos. 333-123001, 333-122999 and 333-55646) of Essex Property Trust, Inc. of our report dated March 30, 2005, except as to Notes 2(c), 3(b), 11 and 14 which are as of December 20, 2005, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows of Essex Property Trust, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the current report on Form 8-K of Essex Property Trust, Inc. dated January 20, 2006. Our report on the consolidated financial statements and related financial statement schedule III refers to the Company’s implementation of SFAS No. 123 and FIN 46R effective January 1, 2004 using the retroactive restatement method for all periods presented.

/s/ KPMG LLP
KPMG LLP

San Francisco, CA
January 18, 2006